_____________________________________

DEED OF PLEDGE OVER

MEMBERSHIP INTERESTS

(in relation to the USD 200,000,000

Revolving Facility Agreement as amended,

restated, supplemented or

otherwise modified from time to time)

______________________________________

Dated November 12, 2009

between

WESTWAY INTERNATIONAL HOLDINGS, INC.

as Pledgor

and

JPMORGAN CHASE BANK, N.A.,

as Pledgee

and

WESTWAY NETHERLANDS COÖPERATIEF U.A.

as Cooperative

Execution copy

(5836244-v4)

This deed of pledge over membership interests is dated 12 November 2009 and made between:

1. Westway International Holdings, Inc., a company organised and existing under the laws of Delaware, United States of America, having its registered office at 1209 Orange Street, Wilmington, United States, DE 19801, c/o National Registered Agents, Inc. and registered under number 4660861 (the "Pledgor");

2. JPMorgan Chase Bank, N.A., a company organised and existing under the laws of the United States of America, having its registered office at 270 Park Avenue, New York, New York and registered under number 20-4745543 (the "Pledgee"); and
  Westway Netherlands Coöperatief U.A., a co-operative with excluded liability (coöperatie met uitgesloten aansprakelijkheid), incorporated and existing under Dutch law and having its official seat (statutaire zetel) in Amsterdam, the Netherlands and having its principal place of business at De Ruyterkade 6, 6th floor (1013 AA) Amsterdam, the Netherlands, registered with the trade register of the chamber of commerce under number 34337557 (the "Cooperative").

WHEREAS:

(A) The Pledgee and Westway Group Inc., a company organised and existing under the laws of Delaware, United States of America, having its registered office at 365 Canal Street, Suite 2900, New Orleans, Louisiana 70139 and registered under number 4144048 (the "Borrower"), have entered into a credit agreement dated November 12, 2009 (as the same has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the "Facility Agreement"), pursuant to which the Pledgee has granted to the Borrower a loan facility in a maximum amount outstanding not to exceed USD 200,000,000 (in words: two hundred million United States Dollars) at any time. A photocopy of the Facility Agreement is attached to this deed (Annex 1).

(B) The Borrower is liable for the Secured Obligations (as defined in the Facility Agreement) including, without limitation, the Loans and other financial accommodations from Pledgee under the Facility Agreement and the other Loan Documents referred to therein.

(C) Pursuant to the terms of that certain Guarantee and Collateral Agreement dated November 12, 2009 (as the same has been amended, restated, supplemented or otherwise modified) (the "Guarantee"), by the Pledgor and the other "Guarantors" party thereto in favour of the Pledgee, to induce the Pledgee to make the Loans and financial accommodations available to the Borrower under the Facility Agreement, inter alia the Pledgor has unconditionally and irrevocably guaranteed to the Pledgee the prompt and complete payment and performance by the Borrower and the Guarantors when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (as defined in the Guarantee). A photocopy of the Guarantee is attached hereto (Annex 2).

(D) To secure its obligations, as well the obligations of the Borrower under the Loan Documents, the Pledgor has agreed to create a right of pledge (pandrecht) over its Membership Interest (as defined hereinafter) in favour of the Pledgee as security for the Secured Obligations.

IT IS AGREED AS FOLLOWS:

1 DEFINITIONS AND INTERPRETATION

1.1 Definitions

1.1.1 Capitalised terms used but not defined in this Deed (including its recitals) shall have the meaning as given thereto in the Facility Agreement or the Guarantee.

1.1.2 In this Deed (including its recitals):

a. "Articles of Association" means the deed of incorporation, including the articles of association (statuten) of the Cooperative as they currently stand, since their last amendment on 9 October 2009.

b. "Deed" means this deed of pledge.

c. "Enforcement Event" means any default under the Secured Obligations that constitutes an Event of Default and is continuing and of which written notice has been given by the Pledgee to the Pledgor, provided the Pledgor is in default (verzuim), as defined in Section 3:248 of the Dutch Civil Code, in performing one or more of the Secured Obligations.

d. "Member" means a member (lid) of the Cooperative.

e. "Member Agreement": means the member agreement between the Cooperative and the Pledgor dated as of May 8, 2009 (as the same has been and may hereafter be amended, restated, supplemented or otherwise modified); a photocopy of the Member Agreement is attached hereto (Annex 3).

f. "Membership" means the membership (lidmaatschap) of the Pledgor in the Cooperative, other than Voting Rights.

g. "Membership Interests" means the Membership and the Membership Related Rights.

h. "Membership Related Rights" means any and all rights and claims in relation to the Membership (including but not limited to the balance of the capital and reserve account of the Cooperative referred to in Article 20 of the Articles of Association and the rights of the Pledgor under the Member Agreement), other than Voting Rights; as per the execution of this Deed, both the capital and reserve account of the Pledgor amount to 65% (in words sixty-five percent) of the aggregate capital and reserve accounts.

i. "Party" means a party to this Deed.

j. "Register" means the register maintained by the Cooperative in accordance with Article 4 of the Articles of Association.

k. "Right of Pledge" means each right of pledge created by this Deed in accordance with Clause 2 (Creation of security).

l. "Secured Obligations" means any and all obligations and liabilities consisting of monetary payment obligations (verbintenissen tot betaling van een geldsom) of the Pledgor and/or the Borrower to the Pledgee, whether present or future, whether actual or contingent, whether for principal, interest or costs under or in connection with:

(i) this Deed;

(ii) the Facility Agreement;

(iii) the Guarantee; and

(iv) any other Loan Document to which the Pledgor or the Borrower is a party.

m. "Voting Transfer Event" means the occurrence of an Event of Default and the delivery of a written notice from the Pledgee to the Pledgor and the Cooperative stating that the Pledgee shall exercise the Voting Rights.

n. "Voting Rights" means any and all voting rights pertaining to the Membership.

1.2 Interpretation

1.2.1 Unless a contrary indication appears, any reference in this Deed (including its recitals) to:

a "Clause" shall, subject to any contrary indication, be construed as a reference to a clause of this Deed;

b. this "Deed", the "Facility Agreement", a "Loan Document" or any other agreement or instrument includes all amendments, supplements, novations, restatements or re-enactments (without prejudice to any prohibition thereto) however fundamental and of whatsoever nature to this Deed, the Facility Agreement, a Loan Document or other agreement or instrument and includes without limitation (i) any increase or reduction in any amount available under the Facility Agreement or the other Loan Documents (as amended, supplemented, novated, restated or re-enacted) or any alteration of or addition to the purpose for which any such amount, or increased or reduced amount may be used, (ii) any facility provided in substitution of or in addition to the facilities originally made available thereunder, (iii) any rescheduling of the indebtedness incurred thereunder whether in isolation or in connection with any of the foregoing, and (iv) any combination of the foregoing and the "Secured Obligations" include such amendments, supplements, novations, restatements or re-enactments (whether or not anticipated);

c. "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, partnership or other entity (whether or not having separate legal personality) or two or more of the foregoing;

d. the "Pledgee", the "Pledgor", the "Cooperative" or any other "person" includes its successors in title, permitted assigns and permitted transferees; and

e. a provision of law is a reference to that provision as amended or re-enacted.

1.2.2 Clause headings are for ease of reference only.

1.2.3 In this Deed (including its recitals and the Schedules), words and expressions importing the singular shall, where the context permits or requires, include the plural and vice versa and words and expressions importing the masculine shall, where the context permits or requires, include the feminine and neuter and vice versa.

1.2.4 In order for the Pledgor to be in default (verzuim) for the purpose of section 3:248 of the Dutch Civil Code, no dun (aanmaning), summons (sommatie) or notice of default (ingebrekestelling) shall be required.

2 CREATION OF SECURITY

2.1 Undertaking

The Pledgor agrees with the Pledgee and undertakes to create or, as the case may be, to create in advance (bij voorbaat) a right of pledge with the highest possible rank (pandrecht hoogste in rang) over each of its Membership Interests as security for the Secured Obligations.

2.2 Right of Pledge

The Pledgor grants to the Pledgee a right of pledge with the highest possible rank (pandrecht hoogste in rang) over its Membership Interests as security for the Secured Obligations.

2.3 Perfection

2.3.1 The Cooperative is hereby given notice of this Deed and of the right of pledge on the Membership Related Rights vested hereby in accordance with Section 3:236 in conjunction with Sections 3:98 and 3:94 of the Dutch Civil Code.

2.3.2 The Cooperative acknowledges, to the fullest extent required by Dutch law, that:

a. it has received notice of this Deed and of the right of pledge on the Membership Related Rights in accordance with Section 3:236 in conjunction with Sections 3:98 and 3:94 of the Dutch Civil Code;

b. it has not received any prior notice of other rights of pledge (pandrechten) or assignments in respect of the Membership Interests, other than a right of pledge vested on the Membership Interests under the laws of New York;

c. it undertakes to provide the Pledgee promptly after the execution of this Deed with a copy of the relevant entry in its Register; and

d. to the extent possible under Dutch law and with the knowledge of the Pledgor, it waives (and shall waive at the Pledgee's first request) any right that may impede the exercise by the Pledgee of the Right of Pledge and the other rights conferred under this Deed.

2.3.3 The General Meeting of Members of the Cooperative has unanimously approved the establishment of subject pledge in favour of the Pledgee, all in accordance with the Articles of Association, as is evidenced by a written resolution, dated November 12, 2009, a copy of which is attached to this Deed (Annex 4).

2.3.4 After the occurrence of an Enforcement Event, the Pledgee is entitled:

subject to Clause 2.4.2 and Clause 2.5.1, to serve any notice to any person, as the Pledgee deems necessary or desirable to protect its interests.

2.4 Distributions

2.4.1 In accordance with Section 3:246 (1) of the Dutch Civil Code, only the Pledgee is entitled to collect the Membership Related Rights, which are subject to a right of pledge and to exercise all rights of the Pledgor vis-à-vis the Cooperative. Without prejudice to its entitlement to collect and receive payment and to exercise its rights, the Pledgee authorises the Pledgor to collect and receive the Membership Related Rights, until written notice revoking such authorisation is given by the Pledgee after the occurrence and during the continuation of an Event of Default.

2.4.2 The authorisation granted by the Pledgee to the Pledgor pursuant to Clause 2.4.1 may be terminated by the Pledgee upon the occurrence of an Event of Default which is continuing, by giving notice thereof to the Pledgor.

2.5 Voting rights

2.5.1 To the fullest extent permitted by Dutch law and in accordance with the Articles of Association, the Voting Rights are transferred by the Pledgor to the Pledgee under the condition precedent (opschortende voorwaarde) of the occurrence of a Voting Transfer Event. To the extent required, the General Meeting of Members of the Cooperative has unanimously resolved to approve such transfer of Voting Rights, as is evidenced by the aforementioned written resolution of such meeting.

2.5.2 To the fullest extent permitted by Dutch law, upon the occurrence of a Voting Transfer Event, the Pledgee shall have the sole and exclusive right and authority to exercise such Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its absolute discretion deem fit provided that no such exercise (or such abstention) may violate or be inconsistent with the terms and conditions of this Deed, the Facility Agreement or any other Loan Document.

2.6 General

2.6.1 The Right of Pledge includes all accessory rights (afhankelijke rechten) and all ancillary rights (nevenrechten) attached to the Membership Interests.

2.6.2 To the extent that the Membership Interests are (or shall be) subject to a right of pledge or other encumbrance taking priority over the Right of Pledge, nevertheless the Right of Pledge will have been (or will be) created with the highest possible rank available at that time.

2.6.3 The Right of Pledge is in addition to, and not in any way be prejudiced by any other security (whether by contract or statute) now or subsequently held by the Pledgee. The rights of the Pledgee under this Deed are in addition to and not in lieu of those provided by law.

3 REPRESENTATIONS AND WARRANTIES

3.1 General

3.1.1 The Pledgor makes the representations and warranties in this Clause 3 in respect of itself to the Pledgee on the date of this Deed and on each date a Loan is made pursuant to the Facility Agreement.

3.1.2 The representations and warranties in this Clause 3 in respect of the Membership Interests only refer to the Membership Interests owned by the Pledgor on the date the representations and warranties are made.

3.2 Power and authority

It has the power (beschikkingsbevoegdheid) to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Deed and the transactions contemplated by this Deed and to create the Right of Pledge.

3.3 Ranking

The Right of Pledge is a right of pledge with the highest possible rank (pandrecht hoogst mogelijk in rang).

3.4 Membership Interests

3.4.1 It is the proprietor (rechthebbende) of the Membership Interests and, subject to the transfer restrictions contained in the Articles of Association, has full power to dispose (beschikkingsbevoegd) of them.

3.4.2 The Membership Interests:

a. have, save for the Right of Pledge, not been transferred, assigned, pledged, made subject to a limited right (beperkt recht) or otherwise encumbered (in advance (bij voorbaat)) to any person;

b. are not subject to any attachment (beslag);

c. are capable of being transferred, assigned and pledged; and

d. are not subject to any option or similar right,

and, except as otherwise expressly permitted by the terms of the Guarantee, the Pledgor agrees not to grant any right or to do such acts as set forth in this Clause 3.4.2 without the prior written consent of the Pledgee.

3.5 Membership

3.5.1 The Membership:

a. has been validly granted;

b. has not been terminated (opgezegd), cancelled (ingetrokken) or otherwise ended (geëindigd), nor has the Pledgor been deprived (ontzet) of its Membership.

4 UNDERTAKINGS

4.1 General

The undertakings in this Clause 4 remain in force from the date of this Deed until the Right of Pledge is terminated in accordance with Clause 7 (Termination).

4.2 Membership Interests

Except as otherwise permitted by the Facility Agreement or any other applicable Loan Document, the Pledgor shall not:

a. transfer, assign, pledge, make subject to limited right (beperkt recht) or otherwise encumber the Membership Interests;

b. release (kwijtschelden) or waive (afstand doen van) the Membership Interests; or

c. waive any accessory rights (afhankelijke rechten) or ancillary rights (nevenrechten) attached to the Membership Interests;

d. agree with a court composition or an out-of-court composition (gerechtelijk of buitengerechtelijk akkoord) or enter into any settlement agreement in respect of the Membership Interests; or

e. perform any act which would have a material adverse effect on the value of the Membership Interests or the Right of Pledge,

without the prior written consent of the Pledgee.

4.3 Information

4.3.1 To the extent applicable, after the occurrence of an Event of Default, the Pledgor shall promptly notify in writing, at its own costs, the existence of this Deed and the Right of Pledge to the court process server (deurwaarder), the bankruptcy trustee (curator), the administrator (bewindvoerder) or a similar officer in any applicable jurisdiction and shall promptly send to the Pledgee a copy of the relevant correspondence and the underlying documentation.

4.3.2 The Pledgor shall at the Pledgee's first request provide the Pledgee with all information and with copies of all relevant documentation relating to the Membership Interests and allow the Pledgee to inspect its administrative records.

4.4 Voting rights

4.4.1 The Pledgor may continue to exercise the Voting Rights unless the exercise of such rights and/or powers is prohibited by the terms of the Facility Agreement or any other applicable Loan Document.

5 ENFORCEMENT

5.1 Enforcement

5.1.1 Upon the occurrence of an Enforcement Event, the Pledgee shall have the right to enforce any Right of Pledge, in accordance with Dutch law, the Articles of Association, and any other applicable law and may take all (legal) steps and measures which it deems necessary or desirable and the Pledgor and the Cooperative shall co-operate with the Pledgee in any way which the Pledgee deems necessary or desirable for the enforcement of that Right of Pledge.

5.1.2 Upon the occurrence of an Enforcement Event, the Pledgee shall have the right to enter into court compositions or out-of-court compositions (gerechtelijke of buitengerechtelijke akkoorden) and to cast a vote in connection with such compositions or to enter into any settlement agreement regarding the Membership Interests with any other person.

5.2 Enforcement waivers

5.2.1 The Pledgee shall not be obliged to give notice of a sale of the Membership Interests to the Pledgor, debtors, holders of a limited right (beperkt recht) or persons who have made an attachment (beslag) on the Membership Interests, as required by Sections 3:249 and 3:252 of the Dutch Civil Code.

5.2.2 The Pledgor waives its rights to make a request to the court:

a. as referred to in Section 3:251 (1) of the Dutch Civil Code to determine that the Membership Interests shall be sold in a manner deviating from the provisions of Section 3:250 of the Dutch Civil Code; and

b. as referred to in Section 3:246 (4) of the Dutch Civil Code to collect and receive payment of the Membership Interests after such authorisation has been terminated in accordance with Clause 2.4.2 (Perfection).

5.2.3 The Pledgor waives its rights to demand that the Pledgee shall first proceed against or claim payment from any other person or enforce any guarantee, before enforcing any Right of Pledge.

5.2.4 The Pledgor waives its rights to set-off (verrekenen) its claims (if any) against the Pledgee under or in connection with this Deed against the Secured Obligations.

5.2.5 The Pledgee is irrevocably and unconditionally authorised (but without any obligation) in the event of a sale of the Membership after the occurrence and continuation of an Enforcement Event and to the extent permitted by law:

a. to offer the Membership (and, where applicable, the other Membership Interests) for sale in the manner prescribed by the Articles of Association and in accordance with Dutch law or to seek the approval of the corporate body designated under the Articles of Association as empowered to approve all proposed transfers of membership, as the case may be;

b. to cause notice of such sale of the Membership (and, where applicable, the other Membership Interests) to be served, also on behalf of the Pledgor, upon the Cooperative in accordance with Dutch law and the Articles of Association; and

c. to cause the Membership (and, where applicable, other Membership Interests) to be registered in the name of the new owner(s) following the sale to the extent required on behalf of the Pledgor, to do all such acts and to sign all such documents as are necessary or desirable for that purpose pursuant to Dutch law or the provisions of the Articles of Association.

5.2.6 The Pledgee shall have the right to impose such limitations and restrictions on the sale of the Membership after the occurrence of an Enforcement Event (and, where applicable, the other Membership Interests) as the Pledgee may deem necessary or desirable to comply with any law, rule or regulation applicable to the sale. The Pledgor shall co-operate with the Pledgee in obtaining any necessary permits, exemptions or consents of competent authorities and in ensuring that the sale of the Membership (and, where applicable, the Membership Interests) does not violate any applicable securities laws.

5.3 Application of monies

Subject to the mandatory provisions of Dutch law on enforcement, all monies received or realised by the Pledgee in connection with the enforcement of any Right of Pledge shall be applied by the Pledgee in accordance with the relevant provisions of the Facility Agreement.

6 FURTHER ASSURANCES AND POWER OF ATTORNEY

6.1 Further assurances

6.1.1 If no valid right of pledge is created pursuant to this Deed in respect of the Membership Interests, the Pledgor irrevocably and unconditionally undertakes to pledge to the Pledgee the Membership Interests as soon as it becomes available for pledging, by way of supplementary agreements, supplemental deeds or other instruments on the same (or similar) terms of this Deed.

6.1.2 The Pledgor further undertakes to execute any instrument, provide such assurances and do all acts and things as may be necessary or desirable for:

a. perfecting or protecting the security created (or intended to be created) by this Deed;

b. preserving or protecting any of the rights of the Pledgee under this Deed;

c. preserving or protecting the Pledgee's interest in the Membership Interests;

d. ensuring that any Right of Pledge and the undertakings and obligations of the Pledgor under this Deed shall inure to the benefit of any successor, transferee or assignee of the Pledgee;

e. facilitating the collection, appropriation or realisation of the Membership Interests or any part thereof in the manner contemplated by this Deed; or

f. exercising any power, authority or discretion vested in the Pledgee under this Deed.

6.2 Power of attorney

6.2.1 The Pledgor irrevocably and unconditionally appoints the Pledgee as its attorney (gevolmachtigde) for as long as any of the Secured Obligations are outstanding for the purposes of:

a. doing in its name all acts and executing, signing and (if required) registering in its name all documents which the Pledgor itself could do, execute, sign or register in relation to the Membership Interests; and

b. executing, signing, perfecting, doing and (if required) registering every such further document, act or thing as is referred to in this Clause 6.

6.2.2 It is expressly agreed that the appointment under Clause 6.2.1 will only be exercised by the Pledgee in case of an Enforcement Event and is given with full power of substitution and also applies to any situation where the Pledgee acts as the Pledgor's counterparty (Selbsteintritt) within the meaning of Section 3:68 of the Dutch Civil Code or as a representative of the Pledgor's counterparty.

7 TERMINATION

7.1 Continuing

7.1.1 Each Right of Pledge shall remain in full force and effect, until all Secured Obligations have been irrevocably and unconditionally paid in full and no new Secured Obligations will arise unless terminated by the Pledgee pursuant to Clause 7.2 (Termination by Pledgee).

7.1.2 In case a Right of Pledge is terminated the Pledgee shall at the request and expense of the Pledgor provide written evidence to the Pledgor to that effect.

7.2 Termination by Pledgee

The Pledgee is entitled to:

a. terminate by notice (opzeggen); or

b. waive (afstand doen),

a Right of Pledge, in respect of all or part of the Membership Interests and all or part of the Secured Obligations and of the Pledgor. The Pledgor agrees in advance to any waiver (afstand van recht) granted by the Pledgee under this Clause 7.2.

8 ASSIGNMENT

8.1 No assignment - Pledgor

The Pledgor shall not assign or transfer any of its rights and obligations under this Deed without the prior written consent of the Pledgee.

8.2 Assignment - Pledgee

The Pledgee may transfer, assign or pledge any of its rights and obligations under this Deed in accordance with the Facility Agreement and the Articles of Association and the Pledgor, to the extent legally required, irrevocably cooperates or consents in advance (verleent bij voorbaat medewerking of geeft bij voorbaat toestemming) to such transfer, assignment or pledge. If the Pledgee transfers, assigns or pledges its rights under the Secured Obligations (or a part thereof), the Pledgor and the Pledgee agree that each Right of Pledge shall follow pro rata parte the transferred, assigned or pledged rights under the Secured Obligations (as an ancillary right (nevenrecht) to the relevant transferee, assignee or pledgee).

9 NOTICES

Any communication to be made under or in connection with this Deed shall be made in accordance with the relevant provisions of the Facility Agreement, in the case of notices to the Pledgor or the Cooperative, to the applicable notice address of such person set forth on the signature pages hereof (as such notice address may be modified from time to time in accordance with the terms of the Facility Agreement).

10 MISCELLANEOUS

10.1 Costs

All costs, charges, expenses and taxes shall be payable by the Pledgor in accordance with the relevant provisions of the Facility Agreement.

10.2 Evidence of debt

As to the existence and composition of the Secured Obligations, a written statement by the Pledgee made in accordance with its books shall, save for manifest error, constitute conclusive evidence (dwingend bewijs), it being understood that in the event of a disagreement with respect thereto, the Pledgee shall be authorised to exercise its right of enforcement under this Deed.

10.3 No liability Pledgee

Except for its gross negligence (grove nalatigheid) or wilful misconduct (opzet), the Pledgee shall not be liable vis-à-vis the Pledgor for not (or not completely) collecting or recovering or selling the Membership Interests and/or any loss or damage resulting from any collecting or recovering or selling the Membership Interests or arising out of the exercise of or failure to exercise any of its powers under this Deed or for any other loss of any nature whatsoever in connection with the Membership Interests or this Deed. Should any such loss or damage occur, then the Pledgor shall fully indemnify the Pledgee therefor.

10.4 Severability

10.4.1 If a provision of this Deed is or becomes illegal, invalid or unenforceable in any jurisdiction that shall not affect:

a. the validity or enforceability in that jurisdiction of any other provision of this Deed; or

b. the validity or enforceability in other jurisdictions of that or any other provision of this Deed.

10.4.2 The Pledgor and the Pledgee agree that they will negotiate in good faith to replace any provision of this Deed which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

10.5 No rescission

The Pledgor waives, to the fullest extent permitted by law, its rights:

a. to dissolve (ontbinden) this Deed in case of failure in the performance of one or more of the Pledgee's obligations pursuant to Section 6:262 of the Dutch Civil Code or on any other ground, such as, but not limited to, force majeure (overmacht);

b. to suspend (opschorten) any of its obligations under this Deed pursuant to Section 6:52 of the Dutch Civil Code or on any other ground;

c. to suspend performance as long as the other party is in default in respect of its obligations ("exceptio non adimpleti contractus");

d. to nullify (vernietigen) this Deed pursuant to Section 6:228 of the Dutch Civil Code or on any other ground; and

e. to set-off (verrekenen) any claims it has against the Pledgee with any of its obligations under this Deed.

10.6 No waiver

No delay or omission by the Pledgee in the exercise of any power or right under this Deed will impair such power or right or be construed as a waiver thereof or of the event giving rise to such power of right and no waiver of any past event shall be construed to be a waiver of any power or right accruing to this Deed by reason of any future event.

10.7 Amendment and embodiment

This Deed shall only be amended, modified or rescinded by a notarial deed under Dutch law duly executed, before a civil law notary in the Netherlands, by the authorised signatories of the Pledgor and the Pledgee.

11 ACCEPTANCE

The Pledgee accepts each Right of Pledge and all stipulations, covenants, undertakings, waivers, authorities and powers pursuant to this Deed.

12 GOVERNING LAW AND JURISDICTION

12.1 Governing law

This Deed shall be governed by Dutch law, including - for the avoidance of doubt - the obligation of the Pledgor to create the Right of Pledge on the Membership Interests as contained in Article 2.1.

12.2 Jurisdiction

12.2.1 The court (rechtbank) of Amsterdam, the Netherlands has exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) (a "Dispute").

12.2.2 Each Party agrees that the court (rechtbank) of Amsterdam, the Netherlands is the most appropriate and convenient court to settle Disputes and accordingly no Party will argue to the contrary.

12.2.3 This Clause 12.2 is for the benefit of the Pledgee only. As a result, the Pledgee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

12.3 Acceptance governing law power of attorney

If a Party is represented by an attorney in connection with the execution of this Deed or any agreement or document pursuant this Deed:

a. the existence and extent of the authority of; and

b. the effects of the exercise or purported exercise of that authority by,

that attorney is governed by the law designated in the power of attorney pursuant to which that attorney is appointed and such choice of law is accepted by the other Party.

12.4 Entire Agreement

This Deed is intended by the parties as the written final expression of each party's obligations and rights in connection with the subject matter hereof, and supersedes any and all prior understandings and agreements, whether written or oral, with respect to such subject matter, provided, that this Deed supplements the other Loan Documents and nothing in this Deed shall be deemed to limit or supersede the rights granted to Pledgee in any other Loan Document.

(signature page to follow)

Signature page to the deed of pledge by and among Westway International Holdings, Inc., JPMorgan Chase Bank, N.A., Westway Netherlands Coöperatief U.A., signed on the date written on the first page of this agreement.

Westway International Holdings, Inc.

___/s/ Thomas A. Masilla, Jr._

By: Thomas A. Masilla, Jr.

Function: Authorized Representative

JPMorgan Chase Bank, N.A.

___/s/ Kathryn G. Broussard__

By: Kathryn G. Broussard

Function: Senior Vice President

Westway Netherlands Coöperatief U.A.

__/s/ Doodiee Deloach___ __/s/ E.B. Holst____

By: Doodiee Deloach By: E.B. Holst

Function: Managing Director/Treasurer Function: Managing Director/ Secretary